Exhibit 99.1

Iridex Announces Second Quarter 2021 Financial Results

Achieved 116% Year-over-Year Revenue Growth and Record Cyclo G6 Probe Sales

Increases Full Year 2021 Guidance

MOUNTAIN VIEW, Calif., August 12, 2021 -- Iridex Corporation (Nasdaq: IRIX) today reported financial results for the second quarter ended July 3, 2021.

Second Quarter Highlights

•	Revenue of $13.4 million, highest since 2007, increased 116% from the prior year period, and 29% compared to second quarter 2019
•	Gross profit of $6.1 million, also a 14-year quarterly high, on gross margin of 45.5%
•	Cyclo G6® product family revenue of $3.6 million, an increase of 70% year-over-year
o	Record 16,000 Cyclo G6 probes sold, a 103% year-over-year increase
•	47 Cyclo G6 Glaucoma Laser Systems sold, compared to 42 in the prior year period
•	Retina product revenue nearly tripled year-over-year to $7.6 million
o	28% of revenue from PASCAL® products acquired from Topcon
•	Cash usage of $1.7 million leading to cash at quarter-end of $26.3 million
o	Paycheck Protection Program loan forgiveness of $2.5 million contributed to net income of $1.4 million

“Sales records this quarter demonstrate that Iridex is achieving new highs of performance, and we’re proud of the results our team has delivered,” said David I. Bruce, President and CEO of Iridex. “The measures we implemented more than a year ago to secure our business during the pandemic have enabled us to emerge even stronger today. We saw strength in both our glaucoma and retina markets, demonstrating the impact of our investments in sales and marketing, a broader distribution partnership, and product enhancements.”

Second Quarter 2021 Financial Results

Revenue for the three months ended July 3, 2021 increased 116% to $13.4 million from $6.2 million during the same period of the prior year. Excluding newly acquired PASCAL products, revenue increased 81% over the second quarter of 2020.

Gross profit for the second quarter of 2021 increased to $6.1 million, a 45.5% gross margin, compared to $2.4 million, a 38.7% gross margin, in the same period last year. The gross margin increase was primarily attributable to the impact of production efficiency initiatives, greater overhead absorption due to higher revenue and continued increase in higher margin probes within the product mix.

Operating expenses for the second quarter of 2021 increased 40% to $7.2 million compared to $5.2 million in the same period of the prior year, mainly due to additional expenses related to PASCAL operations and higher level of business activities and investments compared to the prior year quarter that was greatly impacted by the pandemic.

The Company recorded a $2.5 million non-operating gain in Other Income, net, in the second quarter of 2021 in connection with the forgiveness by the U.S. Small Business Administration of the total outstanding amount of its Paycheck Protection Program loan.

Net income for the second quarter of 2021 was $1.4 million, compared to a net loss $2.8 million in the same period of the prior year. Net income on a per share basis was $0.09 in 2021 versus a loss of $0.20 in the second quarter of 2020.

Cash usage in the second quarter was $1.7 million, which resulted in cash of $26.3 million at quarter-end.

Updated Guidance for Full Year 2021

Iridex now expects total revenue for fiscal year 2021 to range from $50 million to $52 million, reflecting growth of 38% - 43% over fiscal year 2020. This compares to the previous range of $48 million to $51 million. Cyclo G6 probe sales are expected to increase to 58,000 to 60,000 from prior guidance of 56,000 to 59,000. Glaucoma Laser System sales expectation of 250 to 275 for 2021 remains unchanged.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 9257308. A live and archived webcast of the event will be available on the “Investors” section of the Company’s website: www.iridex.com.

About Iridex
Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the future momentum, demand and utilization of the Company's products, financial guidance, expected sales volumes and benefits from the Topcon partnership. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Leigh Salvo

(415) 937-5404

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2021	2020	2021	2020

Total revenues	$13,426	$6,219	$25,385	$15,240
Cost of revenues	7,318	3,813	14,338	8,918
Gross profit	6,108	2,406	11,047	6,322

Operating expenses:
Research and development	1,672	807	2,837	1,526
Sales and marketing	3,646	2,693	6,628	5,845
General and administrative	1,928	1,690	4,561	3,388
Total operating expenses	7,246	5,190	14,026	10,759

Loss from operations	(1,138)	(2,784)	(2,979)	(4,437)
Other income, net	2,539	9	2,378	18
Income (loss) from operations before provision for income taxes	1,401	(2,775)	(601)	(4,419)
Provision for income taxes	8	5	16	12
Net income (loss)	$1,393	$(2,780)	$(617)	$(4,431)

Net income (loss) per share:
Basic	$0.09	$(0.20)	$(0.04)	$(0.32)
Diluted	$0.09	$(0.20)	$(0.04)	$(0.32)

Weighted average shares used in computing net income (loss) per share:
Basic	15,647	13,792	14,996	13,789
Diluted	16,307	13,792	14,996	13,789

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	July 3,	January 2,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$26,259	$11,626
Accounts receivable, net	8,599	7,289
Inventories	7,962	5,714
Prepaid expenses and other current assets	911	730
Total current assets	43,731	25,359
Property and equipment, net	646	449
Intangible assets, net	2,301	68
Goodwill	965	533
Operating lease right-of-use assets, net	2,821	1,428
Other long-term assets	56	132
Total assets	$50,520	$27,969

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,249	$1,148
Accrued compensation	2,068	1,965
Accrued expenses	1,454	990
Other current expenses	2,193	816
Current portion of PPP loan	-	1249
Accrued warranty	99	166
Deferred revenue	2,005	938
Operating lease liabilities	854	1,409
Total current liabilities	10,922	8,681

Long-term liabilities:
PPP Loan	-	1,248
Accrued warranty	81	81
Deferred revenue	10,479	289
Operating lease liabilities	2,136	282
Other long-term liabilities	22	22
Total liabilities	23,640	10,603

Stockholders' equity:
Common stock	167	148
Additional paid-in capital	84,265	74,181
Accumulated other comprehensive income (loss)	9	(19)
Accumulated deficit	(57,561)	(56,944)
Total stockholders' equity	26,880	17,366
Total liabilities and stockholders' equity	$50,520	$27,969